PRESS RELEASE
FOR RELEASE OCTOBER 25, 2013 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank

BCSB BANCORP, INC. REPORTS EARNINGS FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2013

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, reported net income of $443,000, or $0.14 per basic and $0.13 per diluted share, for the three month period ended September 30, 2013, which represents the fourth quarter of its 2013 fiscal year, as compared to net income of $396,000, or $0.13 per basic share and $.12 per diluted share, for the three months ended September 30, 2012. On June 14, 2013, the Company announced that it entered into an Agreement and Plan of Merger with F.N.B. Corporation (“F.N.B.”), whereby the Company will merge with and into F.N.B.  Also, the Company’s subsidiary bank, Baltimore County Savings Bank, will merge with and into F.N.B.’s subsidiary bank, First National Bank of Pennsylvania.  The mergers are expected to close during the first quarter of calendar year 2014.

Net income for the year ended September 30, 2013 was $1,820,000, or $0.58 per basic share and $0.56 per diluted share, as compared to net income of $1,800,000, or $0.58 per basic share and $0.56 per diluted share for the year ended September 30, 2012.

During the three and twelve months ended September 30, 2013, earnings were favorably impacted by increases in non-interest income and decreases in provision for loan losses and non-interest expenses as compared to the same periods in the prior fiscal year. Net interest income also increased slightly during the twelve months ended September 30, 2013 as compared to 2012. Earnings for the three months ended September 30, 2013 were negatively impacted by a decrease in net interest income as compared to the same period in the prior fiscal year.

President and Chief Executive Officer Joseph J. Bouffard commented, “We have had several major accomplishments during the current fiscal year ended September 30, 2013. As stated above, we entered into a business combination agreement with F.N.B. Net income during fiscal 2013 has improved compared with fiscal 2012 despite almost $800,000 in merger related expenses during the current year. Nonperforming assets have declined in each of the past four consecutive quarters and have dropped by more than $4.2 million in the past year, partly due to the disposition of nearly $900,000 of foreclosed real estate during the quarter ended September 30, 2013. We repurchased for $1,442,000 from the U.S. Treasury a TARP-related stock warrant to purchase 183,465 shares of the Company’s common stock, which equals a purchase price of approximately $7.85 per share. As a result, we have now completely exited the TARP Capital Purchase Program without having to raise any additional capital, which would have been dilutive to our shareholders. We are pleased to be able to report these achievements and appreciate your continued support.”

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

F.N.B. Corporation will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”).  The registration statement will include a proxy statement/prospectus and other relevant documents with the SEC in connection with the merger.

SHAREHOLDERS OF BCSB BANCORP, INC. ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS  WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents F.N.B. and BCSB Bancorp, Inc. have filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents F.N.B. has filed with the SEC by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317 and free copies of the documents BCSB Bancorp, Inc. has filed with the SEC by contacting Joseph J. Bouffard, President and Chief Executive Officer, BCSB Bancorp, Inc., 4111 East Joppa Road, Baltimore, MD 21236, telephone: (410) 256-5000.

F.N.B. and BCSB Bancorp, Inc. and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from BCSB Bancorp, Inc. shareholders in connection with the proposed merger. Information concerning such participants’ ownership of BCSB Bancorp, Inc. common shares will be set forth in the proxy statement/prospectus relating to the merger when it becomes available. This communication does not constitute an offer of any securities for sale.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	September 30,	September 30,
	2013	2012
	(in thousands)
ASSETS
Cash equivalents and time deposits	$26,454	$50,924
Investment Securities, available for sale	4,754	4,628
Loans Receivable, net	324,136	335,616
Mortgage-backed Securities, available for sale	220,050	213,563
Foreclosed Real Estate	2,861	1,674
Premises and Equipment, net	9,908	10,288
Bank Owned Life Insurance	17,473	16,869
Other Assets	13,405	11,537
Total Assets	$619,041	$645,099

LIABILITIES
Deposits	$543,769	$566,356
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	8,461	6,593
Total Liabilities	569,241	589,960
Total Stockholders’ Equity	49,800	55,139
Total Liabilities & Stockholders’ Equity	$619,041	$645,099

Consolidated Statements of Operations
(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2013	2012	2013	2012
	(in thousands except per share data)		(in thousands except per share data)

Interest Income	$5,833	$6,464	$24,438	$26,071
Interest Expense	1,231	1,626	5,322	6,977
Net Interest Income	4,602	4,838	19,116	19,094
Provision for Loan Losses	0	300	1,100	1,200
Net Interest Income After Provision for Loan Losses	4,602	4,538	18,016	17,894
Total Non-Interest Income	501	486	2,533	2,450
Total Non-Interest Expenses	4,082	4,454	17,406	17,624
Income Before Income Tax Expense	1,021	570	3,143	2,720
Income Tax Expense	578	174	1,323	920
Net Income	$443	$396	$1,820	$1,800

Basic Net Income Per Share	$0.14	$0.13	$0.58	$0.58
Diluted Net Income Per Share	$0.13	$0.12	$0.56	$0.56

Summary of Financial Highlights
(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2013	2012	2013	2012

Return on Average Assets (Annualized)	0.28%	0.25%	0.28%	0.28%
Return on Average Equity (Annualized)	3.59%	2.90%	3.27%	3.34%

Interest Rate Spread	3.17%	3.21%	3.19%	3.18%
Net Interest Margin	3.18%	3.24%	3.21%	3.21%

Efficiency Ratio	79.99%	83.65%	80.40%	81.80%
Ratio of Average Interest Earning Assets/Interest Bearing Liabilities	101.66%	102.76%	102.90%	102.63%

Tangible Book Value
(Unaudited)

	At September 30,	At June 30,	At September 30,
	2013	2013	2012
	(Dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders’ equity	$49,800	$51,626	$55,139
Less: Intangible assets	(25)	(28)	(37)
Tangible common equity	$49,775	51,598	$55,102
Outstanding common shares	3,190,430	3,189,668	3,188,655

Tangible book value per common share (1)	$15.60	$16.18	$17.28

(1)
Tangible book value provides a measure of tangible equity on a per share basis. It is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and, as such, is considered to be a non-GAAP financial measure. Management believes the presentation of Tangible book value per share is meaningful supplemental information for shareholders. We calculate Tangible book value per common share by dividing tangible common equity by common shares outstanding, as of period end. The decline in equity and book value per common share during the 2013 fiscal year is primarily attributable to an unrealized decrease in market values of the Company’s mortgage-backed securities portfolio due to recent interest rate increases. Unrealized gains and losses on such securities are reflected in Stockholders’ Equity through Accumulated Other Comprehensive Income, net of income tax. To a lesser extent, the Company’s repurchase of its TARP related stock warrant from the U.S. Treasury also contributed to the decrease.

Allowance for Loan Losses
(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$5,669	$5,249	$5,470	$4,768
Provision for Loan Losses	0	300	1,100	1,200
Recoveries	12	25	82	73
Charge-Offs	(77)	(104)	(1,048)	(571)
Allowance at End of Period	$5,604	$5,470	$5,604	$5,470

Allowance for Loan Losses as a Percentage of Gross Loans	1.70%	1.60%	1.70%	1.60%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	38.81%	27.64%	38.81%	27.64%

Non-Performing Assets
(Unaudited)

	At September 30, 2013	At June 30, 2013	At September 30, 2012
	(Dollars in thousands)
Nonaccrual Loans:
Commercial	$4,567	$4,773	$10,545
Residential Real Estate (1)	3,873	3,347	2,600
Consumer	--	--	--
Total Nonaccrual Loans (2)	8,440	8,120	13,145
Accruing Troubled Debt Restructurings	5,999	6,131	6,647
Total Nonperforming Loans	14,439	14,251	19,792
Nonperforming Foreclosed Real Estate (3)	2,808	3,259	1,674
Total Nonperforming Assets	$17,247	$17,510	$21,466

Nonperforming Loans to Gross Loans Receivable	4.38%	4.43%	5.90%

Nonperforming Assets to Total Assets	2.79%	2.74%	3.33%

(1)	Includes residential owner occupied properties and residential rental investor properties.

(2)
Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at September 30, 2013 is $1.2 million in Troubled Debt Restructurings.  Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period. As of September 30, 2013, the Company had a total of $7.2 million in Troubled Debt Restructurings, $6.0 million of which were accounted for on an accrual basis for interest income.

(3)
 Regulatory guidance provides that residential rental foreclosed real estate with leases in place and demonstrated cash flow generating a reasonable rate of return generally are not considered to be a classified asset. As of September 30, 2013, the Company has identified $53 thousand in foreclosed real estate meeting these criteria. Accordingly, this amount has been excluded from nonperforming assets.